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                                                                    EXHIBIT 99.1

Contact:       Todd Fromer or Michael Cimini
               KCSA Worldwide
               212-682-6300

SOURCE INTERLINK REPORTS THIRD QUARTER RESULTS

BONITA SPRINGS, FL, DECEMBER 9, 2004 - SOURCE INTERLINK COMPANIES (NASDAQ:
SORC), the largest direct-to-retail magazine distribution/fulfillment company in North America and a leading provider of magazine information and management services for retailers and publishers, today announced results for the third quarter ended October 31, 2004.

Revenue for the third quarter increased 4.1% to $96.0 million from $92.0 million in the same period last year. Net income was $4.4 million, or $0.18 per diluted share, versus $4.1 million, or $0.20 per diluted share in the third quarter last fiscal year. The weighted average shares outstanding for the three months ended October 31, 2004, were approximately 24.9 million on a fully diluted basis compared to 20.3 million for the same period last year.

Leslie Flegel, Source Interlink Chairman and Chief Executive Officer, said, "Our third quarter performance produced a record quarter in Interlink, our magazine and distribution division, and strong profits in the Wood Manufacturing division. The In-Store Services division, while reporting record results in rebate and information management, was negatively affected overall by the previously forecast poor performance in wire manufacturing.

"Interlink, which represents approximately 79% of the Company's revenues and is our growth engine, continues to improve its performance. Revenues increased 10.5% to $75.2 million, margins improved from 23.6% to 25.4% of sales and operating profits reached 7.8% of revenues. The division as a whole continues to make operational improvements, add new business and negotiate better pricing. The performance of the division this quarter was enhanced by several factors. By using available cash to reduce payables we were able to negotiate permanent improved pricing which was largely responsible for the 7.6% improvement in margins for the division. This increase in margins translated almost directly into increased profits of approximately $1.4 million in the third quarter alone. New business was added to our existing infrastructure and our international business continues to grow.

"We have now demonstrated the ability to move our distribution model from the specialty market into mainstream retail accounts. Since we announced the rollout to mainstream earlier this year, we currently service about 2,000 stores and are at an annual run rate of about $40 million. The acquisition of Empire News had no material effect on the third quarter, but is expected to be profitable in the fourth quarter, the first full quarter under our ownership. The integration of this business into our organization has been virtually
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seamless and has served as a good springboard for our expansion into the mainstream market. We remain open to additional acquisitions of this type should they present themselves."

The company's In-Store Services division reported revenue of $14.0 million versus $17.4 million in the third quarter last year. Flegel noted, "Results in our In-Store Services division in the third quarter were enhanced by record performances in our information management and rebates services, but those gains were more than offset by disappointing wire manufacturing sales. While the business remains profitable, for the year-to-date, wire manufacturing sales are $10.0 million below expectations. The front-end wire manufacturing business is generally based on a three year build-and-replace cycle, but not all years are equal in terms of replacement business. We believe, however, that sales in the fourth quarter will be higher than the corresponding quarter last year, and should return to historical norms next year. Our historical customer, Kmart, has been dormant in building checkout fixtures for the past few years, but should renew activity in 2005. Winn Dixie and other major chains are also scheduled for re-racking in the coming year. The acquisition of PROMAG Retail Services in the third quarter significantly strengthens our growth prospects in wire manufacturing. PROMAG's client base of 200 retailers, totaling more than 10,000 stores, provides the ability to cross-sell our broad range of services which includes distribution, fulfillment and display manufacturing to an increasing number of retail stores. Our appointment of George Nobbe as Senior Vice President, In-Store Services in the third quarter will generate enhanced additional selling opportunities at retail.

We believe George's broad industry experience, including 20 years at Kroger Company, will lead to improved results."

Wood Manufacturing revenue increased 1.5% to $6.8 million from $6.7 million in the same period last year. Flegel noted, "In the third quarter, our wood manufacturing business achieved $1.0 million in operating profits due to new business agreements and improved operations. This division has now produced combined results of $2.2 million in operating profits for the last two reporting quarters. Fourth quarter is generally a weak quarter for this division, but we anticipate this fourth quarter to be profitable and we are looking forward to a strong performance in fiscal year 2006.

"Cash used by operations for the third quarter amounted to $18 million. This deficit was a result of the company leveraging cash for improved margins from magazine customers and suppliers as well as funding our initial penetration into the mainstream magazine market. The result of this strategy is that during the third quarter accounts receivable increased by $9 million and accounts payable decreased by $12 million. Gross profit margins for the third quarter in the Magazine Fulfillment segment increased by 7.6% to 25.4% from prior year third quarter of 23.6%.

"The Magazine Fulfillment division has not yet maximized its potential either in sales growth or bottom line performance on existing business. We still feel there are greater efficiencies to be gained from operations. Our expansion into the mainstream market with magazine fulfillment appears to have been successful. In short order, the number of stores for service has grown from approximately
581 to approximately 2,000 stores. The
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division's results in this quarter also indicate that we can make the transition profitably. Our program of placing popular DVDs at the checkout is well under way and the initial distribution is expected to take place in January. We expect to achieve significant penetration into grocery stores with DVD sales in fiscal 2006.

"Due to a number of factors including lower sales and profits in wire manufacturing, an increase in shares outstanding, and higher than anticipated costs relative to Section 404 of the Sarbanes-Oxley Act, which we expect to run approximately $900,000 for the full year (or about $.02 per share), we have revised our earnings per share guidance for fiscal 2005 to approximately $0.65 to $0.70 per diluted share, exclusive of non-recurring charges. Our revenue forecast for fiscal 2005 remains approximately $370 million. We are confident management has taken the necessary measures to secure long-term growth and provide shareholders with strong returns," Flegel concluded.

Source Interlink will broadcast live via the Internet its third quarter conference call for fiscal year 2005 today at 4:30 p.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.fulldisclosure.com. A replay of the web cast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES

Source Interlink Companies is a leading provider of fulfillment and marketing services to retail companies who collectively operate approximately 80,000 stores, most major magazine publishers and consumer product manufacturers of confections and general merchandise. Its business consists of three interrelated operating groups: Magazine Fulfillment, In-Store Services and Wood Manufacturing.

- The Magazine Fulfillment group provides domestic and foreign titled magazines to specialty retailers, such as bookstores and music stores, and to mainstream retailers, such as supermarkets, discount stores, drug stores, convenience stores and newsstands. This group also exports domestic titled magazines from more than 100 publishers to foreign markets worldwide. We provide fulfillment services to more than 23,000 retail stores, 7,000 of which also benefit from our selection and logistical procurement services.

- In-Store Services assists retailers in the mainstream retail market with the design, manufacture and implementation of their front-end merchandising programs. This group provides other value-added services to retailers, publishers and other vendors, including assistance with publisher rebate and other fee collection as well as access to real-time sales and marketing information on more than 10,000 magazine titles, enabling customers to make more informed decisions regarding product placement and distribution.

- Custom Wood Manufacturing designs and manufactures wood displays and store fixtures for leading specialty retailers.

For more information on Source Interlink Companies, please visit the company's website, http://www.sourceinterlink.com/.
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Some of the information in this release contains forward-looking statements that involve risks and uncertainties. The words "believe," "expect," "anticipate,' "estimate," "project," and similar expressions often characterize forward-looking statements. These statements may include, but are not limited to, projections of collections, revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to these matters. These statements are only predictions and you should not unduly rely on them. Our actual results will differ, perhaps materially, from those anticipated in these forward-looking statements as a result of a number of factors, including the risks and uncertainties faced by us including: (i) market acceptance of our DVD program; (ii) continuing demand for magazines at the retailers we service; (iii) the impact of competitive services; (iv) the pricing and reimbursement policies of magazine publishers; (v) capital improvement decisions by major retailers;
(vi) changing market conditions and other risks; and (vii) our ability to access retailers' point-of-sales information needed to efficiently allocate distribution.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed above provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you make an investment decision relating to our common stock, you should be aware that the occurrence of the events described in these risk factors could have a material adverse effect on our business, operating results and financial condition.

         Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Tables follow:
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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                              (unaudited)
Quarter ended October 31,                                2004            2003
-------------------------                                ----            ----
Revenues                                              $ 96,045        $ 92,229
Costs of revenues                                       69,621          67,291
                                                      --------        --------
Gross profit                                            26,424          24,938
Selling, general and administrative expense             14,135          13,028
Fulfillment freight                                      5,611           4,516
                                                      --------        --------
Operating income                                         6,678           7,394
Other income (expense)
            Debt financing charge                           --            (865)
            Interest expense                              (442)           (844)
            Interest income                                 34              69
            Other                                          140              37
                                                      --------        --------
Total other income (expense)                              (268)         (1,603)
                                                      --------        --------
Income before income taxes                               6,410           5,791
Income tax expense                                       2,032           1,695
                                                      --------        --------
Net income                                            $  4,378        $  4,096
                                                      ========        ========
Earnings per share - diluted                          $   0.18        $   0.20
Weighted average of shares outstanding - diluted        24,924          20,285
                                                      ========        ========

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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                              (Unaudited)
                                                          Nine Months Ended
                                                              October 31,
                                                              -----------
                                                         2004             2003
                                                         ----             ----
Revenues                                              $ 273,175       $ 258,687
Costs of Revenues                                       199,822         189,986
                                                      ---------       ---------
Gross Profit                                             73,353          68,701
Selling, General and Administrative Expense              40,874          39,763
Fulfillment Freight                                      15,244          12,995
Relocation Expenses                                       1,552           1,730
                                                      ---------       ---------
Operating Income                                         15,683          14,213
                                                      ---------       ---------
Other Income (Expense)
            Debt financing charge                        (1,494)           (865)
            Interest expense                             (1,319)         (2,915)
           Interest income                                  140             230
            Other                                           207             168
                                                      ---------       ---------
Total Other Income (Expense)                             (2,466)         (3,382)
                                                      ---------       ---------
Income Before Income Taxes                               13,217          10,831
Income Tax Expense                                        4,204           3,115
                                                      =========       =========
Net Income                                            $   9,013       $   7,716
                                                      =========       =========
Earnings per Share - Diluted                          $    0.37       $    0.40
Weighted Average of Shares Outstanding - Diluted         24,606          19,487
                                                      =========       =========

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                        SOURCE INTERLINK COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                        (unaudited)
                                                                         October 31,    January 31,
                                                                             2004          2004
 Cash                                                                     $  1,584      $  4,963
 Trade receivables                                                          65,737        41,834
 Purchased claims receivable                                                 3,324         5,958
 Inventories                                                                14,114        17,241
 Income tax receivable                                                       1,049         2,067
 Deferred tax asset                                                          3,405         2,915
 Advances under magazine export agreement                                    1,525         6,830
 Other current assets                                                        4,345         2,536
                                                                          --------      --------
                                                                            95,083        84,344
 Property, Plants and Equipment, net                                        21,732        18,563
 Goodwill and intangibles, net                                              76,266        53,238
 Deferred tax asset                                                            652           908
 Other                                                                       6,652         7,048

                Total Assets                                              $200,385      $164,101
                                                                          --------      --------
Checks issued against future advances on revolving credit facilities         2,951        14,129
Accounts payable and accrued expenses                                       35,994        44,741
Deferred revenue                                                             1,738         1,680
Other                                                                           82           317
Current maturities of debt                                                   2,491         4,059
                                                                          --------      --------
                                                                            43,256        64,926
Debt, less current maturities                                               31,570        31,541
Other                                                                        1,901           560
                                                                          --------      --------
Total Liabilities                                                           76,727        97,027

Equity                                                                     123,658        67,074
                                                                          --------      --------
                Total Liabilities and Equity                              $200,385      $164,101
                                                                          ========      ========